U.S. SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC 20549

                                        FORM 3

                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                       Filed pursuant to Section 16(a) of the
                  Securities Exchange Act of 1934, Section 17(a)
               of the Public Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act of 1940




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1. Name and address of Reporting Person*

     Last, First, Middle:               Deutsche  Bank AG
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     Street:                    Taunusanlage 12
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     City, State, Zip: D-60325, Frankfurt am Main, Federal Republic of Germany
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2.   Date of Event Requiring Statement (Month/Day/Year)
                                August 5, 2002
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4.       Issuer Name and Ticker or Trading Symbol
                                    Fleetwood Enterprises Inc. (NYSE: FLE)
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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (     ) Director                            (  X  ) 10% Owner
     (     ) Officer (give title below)          (     ) Other (specify below)


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6.       If Amendment, Date of Original (Month/Day/Year)
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7.       Individual or Joint/Group Filing (Check Applicable Line)

         (X) Form filed by One Reporting Person
         () Form filed by More than One Reporting Person
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* If the form is filed by more than one reporting person, see Instruction
5(b)(v).


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

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         Table I - Non-Derivative Securities Beneficially Owned
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
---- --------------------------------------- --------------------------- ------------------------------------ ----------------------
     1.   Title of Security                  2.       Amount of          3.   Ownership Form:  Direct (D)     4. Nature of
          (Instr. 4)                         Securities                       or Indirect (I)                 Indirect Beneficial
                                               Beneficially Owned             (Instr. 5)                      Ownership
                                               (Instr. 4)                                                        (Instr. 5)
---- --------------------------------------- --------------------------- ------------------------------------ ----------------------
---- --------------------------------------- --------------------------- ------------------------------------ ----------------------

     Common Stock, ($1.00 Par Value)                       41,534                        (D)
---- --------------------------------------- --------------------------- ------------------------------------ ----------------------
---- --------------------------------------- --------------------------- ------------------------------------ ----------------------

==== ======================================= =========================== ==================================== ======================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.



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


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    Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
--- ---------------------- ------------------------ --------------------------- --------------- -------------- ---------------------
    1.Title of             2.Date Exercisable and  3. Title and Amount of       4.            5.Ownership Form  6. Nature of
      Derivative Security    Expiration Date       Securities Underlying        Conversion or  of Derivative     Indirect Beneficial
     (Instr. 4)              (Month/Day/Year)      Derivative Security          Exercise Price Security:  Direct Ownership
                                                      (Instr. 4)                of Derivative  (D) or Indirect   (Instr. 5)
                                                                                Security       (I)(Instr. 5)
--- ---------------------- -------------------------------------------------------- -------------- ----------------- ---------------
--- ---------------------- ------------ ----------- ---------------------------------- -------------- ----------------- ------------
                                Date     Expiration                   Amount or
                            Exercisable     Date           Title      Number of
                                                                      Shares
--- ---------------------- ------------ ----------- ---------------------------- --------- ----------------- ---------------------
--- ---------------------- ------------ ----------- ---------------------------- --------- ----------------- ---------------------

(1) Convertible Trust I         N/A          N/A       Common Stock,     246,298     N/A            D
    Preferred Securities                             ($1.00 Par Value)
    shares
--- ---------------------- ------------ ----------- ---------------------------- --------- ----------------- ---------------------
--- ---------------------- ------------ ----------- ---------------------------- --------- ----------------- ---------------------

(2) Convertible Trust II        N/A          N/A       Common Stock,     203,352     N/A            D
    Preferred Securities                             ($1.00 Par Value)
    shares
--- ---------------------- ------------ ----------- ---------------------------- --------- ----------------- ---------------------
--- ---------------------- ------------ ----------- ---------------------------- --------- ----------------- ---------------------

(3) Convertible Trust III       N/A          N/A       Common Stock,   3,469,606     N/A            D
    Preferred Securities                             ($1.00 Par Value)
    shares
=== ====================== ============ =========== ============================ ========= ================= =====================



Deutsche Bank AG



By:      /s/ Jeffrey A. Ruiz                                                      2/11/03
     ------------------------------------------------                           -----------------
     Name:   Jeffrey A. Ruiz                                                     Date
     Title:  Vice President

By:     /s/ Margaret M. Adams                                                     2/11/03
     ------------------------------------------------                           -----------------
     Name:   Margaret M. Adams                                                  Date
     Title:  Director




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